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                                                                      EXHIBIT 18

August 10, 2005

Computer Task Group Inc.
Buffalo, New York

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Computer Task Group, Inc. (the "Company") for the three and six-month periods ended July 1, 2005, and have read the Company's statements contained in Note 6 to the consolidated financial statements included therein. As stated in Note 6, the Company changed its method of accounting for reporting changes in interim periods to liabilities resulting from changes in judgments or settlements related to tax exposure items and states that the newly adopted accounting principle is preferable in the circumstances because it better reflects the Company's consolidated financial position and operations at the time of the change in tax exposure items. The Company had previously accounted for such changes in judgments or settlements as adjustments to the estimated annual effective tax rate. Under the new method, such changes in judgments or settlements are recorded as discrete items in the interim period in which the change occurs. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2004, nor have we audited the information set forth in the aforementioned Note 6 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

                                  /s/ KPMG LLP

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